Exhibit 10.75

INFORMATION MARKED BY [**] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE SECURITIES EXCHANGE COMMISSION.

AGL SYSTEM RIGHTS AGREEMENT
This AGL System Rights Agreement ("Agreement") is entered into as of April 19, 2016 ("Effective Date"), by and between Agilivant LLC, a Washington limited liability company with principal offices at 312 SE Stonemil Dr., Suite 135, Vancouver WA 98684 ("Agilivant") on the one side, and Corporate Resources Australia Limited ACN 602 763 824 an Australian limited company with principle offices located at Mezzanine, North Building, 333 Collins Street, Melbourne, Victoria, 3000 Australia ("CRA") and CRA's wholly owned subsidiary, WAIV International Pty Ltd. an Australian proprietary limited company with principle offices located at Level 2 Suite 3/157 Fitzroy Street, St. Kilda, Victoria, Australia ("WAIV") on the other side.   CRA and WAIV are collectively the "CRA Parties."   CRA, WAIV and Agilivant are each a "Party" and collectively the "Parties."
Recitals:
A.     Agilivant provides banking and payment systems software, operations and consulting services for money transfers, payment processing, and settlement for open and closed loop transactions, issuance of debt based bank accounts and prepaid cards, mobile phone banking and payment applications and other related services on a global basis through use of its proprietary software system ("AGL System").
B.     WAIV currently conducts a business involving a global online banking and payment system using a debit card.
C.     Agilivant and WAIV are parties to a certain Global Licensing Umbrella Agreement pursuant to which Agilivant licenses the AGL System to WAIV and its affiliates on a hosted and supported basis pursuant to a worldwide, non-exclusive license to use, integrate and market and sell support to for the AGL System in consideration for certain royalties ("Umbrella Agreement").
D.     Agilivant and CRA are parties to a certain AGL Marketing License Agreement, pursuant to which Agilivant granted certain licenses to the AGL System on a hosted and supported basis to CRA which may have been sublicensed to WAIV thereunder ("CRA License Agreement").
E.     In order to better support the CRA Parties' ability to develop a market for the licensing and provision of the AGL System and related services to customers, the Parties have agreed to restructure their existing relationships and replace the licenses granted under the CRA License Agreement and the Umbrella Agreement to instead allow the CRA Parties to collectively develop and license CRA's own instance of the AGL System pursuant to the terms of this Agreement.
F.     CRA wishes to receive, and Agilivant has agreed to provide to CRA, source code to the currently existing version of AGL System and give CRA control and responsibility for hosting, direct licensing, development and support of such AGL System in consideration of a lump-sum fee (instead of ongoing royalties).  Upon execution, both the Global Licensing Umbrella Agreement and the CRA Licensing Agreement. shall be terminated and replaced and superseded by this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.     Incorporation of Recitals.  The above recitals are hereby incorporated into and made an effective part of this Agreement.
2.     Rights.

a.     Grant of Rights to CRA.  As used in this Section 2(a), the "AGL System" shall refer to one copy of the version of the AGL System as existing on Agilivant's development servers as of the Effective Date and comprising source code, object code and any available documentation and to be delivered by Agilivant to CRA as described in Section 3.  Agilivant hereby grants to CRA a non-exclusive, worldwide, perpetual, revocable (to become irrevocable upon full payment of the Fee), sub licensable (only as part of licensing the AGL System to customers) rights to:  (i) use, modify, engineer, host, creative derivative works from, reproduce, and otherwise exploit the AGL System to provide the AGL System on a licensed basis and provide related services to the CRA Parties' end customers; and (ii) to market, sell, distribute and otherwise commercialize and provide the AGL System on a licensed basis and provide related services to such end customers.  The parties agree and acknowledge that CRA may sublicense its rights under this Agreement to WAIV for purposes of WAIV supporting CRA's obligations under this Agreement and for providing services and support to CRA's or WAIV's customers in the ordinary course of business provided however that all of WAIV's access, use and disclosure of the AGL System remains subject to the terms of this Agreement and the CRA Parties shall be and remain jointly and severably liable to Agilivant for any breach of this Agreement by either of the CRA Parties.

b.     Rights Reserved by Agilivant.  Except for the express rights granted to CRA and, as applicable to WAIV, in this Agreement, all right title and interest in and to the AGL System and all Intellectual Property Rights (as defined below) therein shall remain with Agilivant and nothing in this Agreement shall:  (i) restrict Agilivant from further developing its own version of the AGL System; (ii)  obligate Agilivant to provide the CRA Parties with any updates or modifications to the AGL System unless otherwise mutually agreed upon in a services agreement; or (iii) restrict or limit Agilivant from continuing to license or sublicense any version of the AGL System except as subject to the restrictions in Section 6(a) below.

c.     CRA's rights to new developments.  CRA may develop software code, documentation, technology, designs, inventions, discoveries, ideas, processes that become part of CRA's instance of the AGL System after the Effective Date of this Agreement ("CRA Materials").  CRA shall own all such CRA Materials and Intellectual Property Rights therein.

d.     "Intellectual Property Rights" as used in this Agreement means any and all rights comprising or relating to: (a) patents, patent disclosures and inventions (whether patentable or not); (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith; (c) authorship rights, copyrights and copyrightable works (including computer programs) and rights in data and databases; (d) trade secrets, know-how and other confidential information; and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection provided by applicable law in any jurisdiction throughout the world.

e.     Restrictions.  Except as expressly permitted in this Agreement, the CRA Parties acknowledge that, until the third anniversary of the Effective Date,  each CRA Party is prohibited from selling or transferring the above license or any components of the AGL System to any third parties and is restricted from distributing, sharing, licensing or sublicensing the AGL System or any components to any third parties thereof except directly to customers of the CRA parties as part of selling licenses to use the AGL System in its ordinary course of business.   After the third anniversary of the Effective Date, the CRA Parties may transfer their respective rights or obligations under the Agreement without requiring Agilivant's consent.

3.     Ongoing development of AGL System licensed to CRA; Branding.

a.     Responsibility for Development, Compliance.  The Parties contemplate that CRA will engage its own development and operations team and compliance officer to manage its licensing and development of its version of the AGL System.   The CRA Parties shall ensure that each of them carries out its business operations and licensing and management of the AGL system in compliance with all applicable laws, rules and regulations of any applicable governmental entity or agency.   The Parties acknowledge and agree that CRA shall assume all responsibility and liability for the hosting, licensing, development, maintenance, and provision of support for the CRA Server and for its copy of the AGL System as well compliance with all regulatory and legal obligations in all markets where the CRA Parties conducts business.  CRA shall defend indemnify and hold harmless Agilivant from any claim, regulatory fines or assessments, suit or proceeding (including reasonable attorney's fees) brought against or involving Agilivant as a result of or arising from CRA's and/or WAIV's business operations, marketing, sales or management of the AGL System, CRA's and/or WAIV's licensing and management of the AGL System, and/or non-compliance with any legal or regulatory obligations in any jurisdiction.

b.     WAIV Branding.  The Parties agree and acknowledge that the CRA Parties shall brand its version of the AGL System as WAIV-branded and any user interface will reflect WAIV branding.  Furthermore, unless specific written consent has been obtained from Agilivant or as part of an authorized transfer by CRA or WAIV of their respective rights under this Agreement, the CRA Parties and their respective affiliates, representatives, board members, employees, contractors and agents are prohibited from disclosing the fact that the underlying software in CRA's version of the AGL System has been sourced from Agilivant.  For clarity, CRA and WAIV are not granted any rights to use any OrangeHook, OrangeHook subsidiaries, OrangeHook affiliates, Agilivant, Agilivant affiliates, or AGL branding, names, banks, customers, tradenames, markings or logos and any use of Agilivant branding or reference to Agilivant by CRA or WAIV is strictly prohibited.

c.     Agilivant Branding.  The parties agree and acknowledge that Agilivant is not granted any rights to use any WAIV branding, names, tradenames, markings or logos and any use of WAIV branding or reference to CRA or WAIV by Agilivant is strictly prohibited.

4.     Delivery, Installation and Future Support of AGL System.
a.     Delivery and Installation.  Upon dates to be mutually agreed upon by Agilivant and CRA, but in any event within 2 months of the Effective Date, Agilivant will deliver to CRA a copy of the AGL System by installing a copy of the AGL System on CRA's designated server hosted by ViaWest ("CRA Server") and providing source code, object code, and any available documentation ("Source Materials") for the AGL System.
b.     Future Support from Agilivant.  After the Effective Date and prior to the Delivery Date, Agilivant will provide CRA with technical, procedural and licensing documentation regarding the implementation and running of the AGL System.  Between the Delivery Date and payment of the full Fee and for a period of (12) months following receipt of the full Fee, Agilivant will provide CRA with support to facilitate getting CRA's instance of AGL System in working order; such support shall be provided pursuant to the support service terms and fees as mutually upon between the parties and detailed in an Addendum A to be attached and incorporated into to this Agreement.
5.     Payment.  The Parties agree that in consideration of the licenses provided in this Agreement, CRA shall pay Agilivant a total of USD $1.2 Million ("Fee") to be paid as follows:
(i)     $250,000 within 14 days of the Effective Date of this Agreement provided that, prior to such date, WAIV's technical staff is provided with access to the source code on the Agilivant development servers as described in Section 8(c) below for the limited purpose of evaluating the source code on CRA's behalf; and
(ii)    $250,000 within 14 days of delivery and installation of the AGL System on the CRA Server by Agilivant ("Delivery Date") with the completion of such installation to be  confirmed by CRA's technical staff.  The Parties agree that, and CRA's technical staff will ensure that, representatives of Agilivant's technical staff are designated as the only global administrators of the CRA Server on which the AGL System is installed and CRA shall remove all but one of CRA's technical staff as administrators so that Agilivant's technical staff shall retain control of the CRA Server hosting the AGL System.  Agilivant shall have and maintain such control over the CRA Server until the final installment of the Fee is paid in accordance with Section 5(iii).  CRA and Agilivant acknowledge that the process described in this subsection is intended solely as a mechanism to manage the release of control over the AGL System for coordination of timing of full payment of the Fee and that CRA (and not Agilivant) shall be and remain fully responsible for all management and maintenance of the CRA Server, including without limitation any fees due to ViaWest.
(iii)   $700,000 within four (4) months of the Delivery Date, at which time the CRA administrator will be granted global administrator access to the CRA Server and will remove Agilivant's technical staff as administrators to the CRA Server.
 Upon receipt of the full Fee, the license granted in Section 2 above shall become irrevocable.  The Parties further agree that no royalties or other payments will be owed to Agilivant (or any successor thereof) for the AGL System or licensing of the AGL System by CRA or WAIV under this Agreement, Umbrella Agreement or the CRA License Agreement with the exception of additional revenue sharing agreements as described in Section 7.

6.     Restrictive Covenants and Non-Competition.

a.     Agilivant Restrictions.  Agilivant agrees that, for a period of five (5) years commencing from the Effective Date of this Agreement, Agilivant shall not issue any exclusive licenses to its version of the AGL System to any third parties.

b.     CRA Restrictions.  The CRA Parties agree that, for a period of five (5) years commencing from the Effective Date of this Agreement, the CRA Parties shall not license CRA's version of the AGL System to any party that is in direct competition with Agilivant.

c.   Non-Competition.  Agilivant agrees not to solicit any customer of CRA or WAIV where such customer relationship involves the customer actively generating card sales and revenues for CRA or WAIV within the United States.   CRA and WAIV each agree not to solicit any customer of Agilivant where such customer relationship involves the customer actively generating card sales and revenues for Agilivant within the United States.  This clause does not prevent a Party from dealing with a customer who independently approaches that Party. For the sake of clarity, the term "customer" as used in this clause does not include any bank in the United States.

d.     Enforceability of Covenants.  Although the restrictions contained herein are hereby considered by the Parties to be fair and reasonable under the circumstances, the Parties recognize that restrictions of this nature may fail for technical reasons, and, accordingly, if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained herein shall apply, with such modifications as may be necessary to make them valid, effective and enforceable in the particular jurisdiction in which such restrictions are adjudged to be void or unenforceable.

e.     The CRA Parties will refrain from any business related to the AGL System for 30 days after the effective date of the agreement in ASIA , and for a period of 75 days in the country of The Philippines, or alternatively for a period of 30 days after the publicly traded status of AGL or its parent company, is completed, whichever is earlier. Penalty of doing so within the period will result in immediate termination of agreement without refund and be held liable for any and all damages with may have been brought from activity.

7.     Additional Revenue-Sharing arrangements.

a.     Upon Agilivant's request, CRA, at its discretion, such discretion not to be unreasonably withheld, agrees to license to Agilivant or Agilivant's customers CRA's version of the AGL System. If this occurs CRA will pay a referrer's fee of [**] percent ([**]%) of all revenue generated from such license sales to customers to Agilivant in accordance with Addendum B.

b.     Upon CRA's request, AGL, at its discretion, such discretion not to be unreasonably withheld, agrees to license to CRA or CRA's customers, Agilivant's then current version of the AGL System. If this occurs Agilivant will pay a referrer's fee of [**] percent ([**]%) of all revenue generated from such license sales to customers to CRA in accordance with Addendum B.

8.     Warranties.

a.     General.  Each Party warrants and represents to the others that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed; (b) it has full power and authority to execute, deliver, and perform its obligations under this Agreement; and (c) this Agreement has been duly authorized, executed, and delivered by it, and this Agreement is its legal, valid, and binding obligation in accordance with its terms.

b.     Warranties of Title.   Agilivant represents and warrants that (a) it has developed the AGL System entirely through its own efforts and that the AGL System is free and clear of all liens, claims, encumbrances, rights or equities whatsoever of any third party; (b) as of the Effective Date and to the best of Agilivant's knowledge,  the AGL System (as installed on Agilivant servers as of the Effective Date) does not misappropriate upon any Intellectual Property Rights of any third party located in the United States (c) the Source Materials have been maintained in confidence; and (d) all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the AGL System either (1) have been party to a work-for-hire relationship with Agilivant that has accorded Agilivant full and effective ownership of all Intellectual Property Rights with respect to the AGL System, or (2) have executed appropriate instruments of assignment in favor of Agilivant as assignee that have conveyed to Agilivant full and effective ownership of all Intellectual Property Rights with respect to the AGL System. For clarity, all warranties from Agilivant related to the AGL System under this Agreement refer only to the version of the AGL System as existing on Agilivant's development servers as of the Effective Date and delivered by Agilivant to CRA as described in Section 3.

c.     Limited Warranty for AGL System in Working Order.  Agilivant represents that, the AGL System as installed on Agilivant servers as of the Effective Date is in a working state and able to issue cards ("Working Order").  At CRA's option, CRA engineers may access the Agilivant development servers to review the code of the AGL System and confirm such Working Order. If such access is not granted before the Effective Date then Agilivant will grant such access within 14 days of the Effective Date.  The parties acknowledge that it will not be possible to test and accept the AGL System as installed on CRA's server prior to such system being connected to banks, therefore no further testing and acceptance can be provided after such time that Working Order is confirmed on Agilivant servers.

d.     Disclaimer.  EXCEPT AS SET FORTH EXPRESSLY IN THIS SECTION 8, THE AGL SYSTEM IS PROVIDED HEREUNDER ON AN "AS IS" BASIS WITH NO WARRANTIES OF ANY KIND AND NO WARRANTIES OR GUARANTEES REGARDING THE AGL SYSTEM AFTER INSTALLATION UPON THE CRA SERVER.  AGILIVANT DISCLAIMS ANY IMPLIED WARRANTIES OR CONDITIONS WITH RESPECT TO THE AGL SYSTEM AND ITS SERVICES, INCLUDING ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.  THE CRA PARTIES SHALL MAKE NO REPRESENTATIONS OR WARRANTIES ON BEHALF OF AGILIVANT REGARDING THE AGL SYSTEM.  NO OTHER WARRANTY, EXPRESS OR IMPLIED, AND WHETHER ARISING BY OPERATION OF LAW OR CUSTOM SHALL APPLY.

9.     Indemnity and Limitation of Liability.
a.     Indemnification for Infringement by Agilivant.  Agilivant will defend, at its sole expense, any claim, suit or proceeding brought against CRA that is based upon a claim that CRA's instance of the AGL System infringes a third party's U.S. patent, U.S. copyright or trade secret enforceable in the United States. For the avoidance of doubt, Agilivant's obligations in this Section 9(a) do not extend to, and Agilivant shall have no liability to indemnify for claims, the extent that such claims are based on or relate to any modifications or developments made by or on behalf of CRA under Section 2(c) or result from a combination of the underlying AGL System provided hereunder with any developments, code, products or services.  For claims subject to indemnification under this section, CRA shall give Agilivant prompt written notice of receiving notice of such claim, allow Agilivant to control the defense and settlement of such claim, refrain from entering into any settlement or compromise of such claim with Agilivant's consent and provide Agilivant reasonable cooperation in the defense of the claim. For such indemnification claims under this subsection, Agilivant will pay any damages and costs assessed against CRA (or payable by CRA pursuant to a settlement agreement) in connection with the proceeding.   Notwithstanding any other provision in this Agreement, the indemnification obligations of Agilivant under this Agreement shall be solely for the benefit of CRA and are not transferrable or assignable to any permitted transferees or assigns of CRA or WAIV.
b.     Infringement Remedies of CRA.   Upon notice of an alleged infringement under Section 9(a) above, or if in Agilivant's opinion such a claim is likely that would require CRA to cease use and/or distribution of CRA's instance of the AGL System as permitted in this Agreement, Agilivant may either (i) modify CRA's instance of the AGL System so that it is no longer infringing, or (ii) procure for CRA the rights necessary for CRA to exploit CRA's instance of the AGL System at no expense to CRA. If Agilivant is unable to comply with either subsection (i) or (ii), CRA, at its option may either replace the infringing portions of CRA's instance of the AGL System with noninfringing software at Agilivant's expense. THIS SECTION SETS FORTH AGILIVANT's SOLE AND EXCLUSIVE LIABILITY, AND THE CRA PARTIES' SOLE AND EXCLUSIVE REMEDY FOR AGILIVANT'S INFRINGEMENT OF THIRD PARTY RIGHTS OF ANY KIND.
c.     Indemnification for Infringement by CRA.  CRA will defend, at its sole expense, any claim, suit or proceeding brought against Agilivant that is based upon a claim that CRA's instance of the AGL System as modified and marketed, licensed or made available by CRA or WAIV infringes a third party's patent, copyright or trade secret right.  For the avoidance of doubt, CRA's obligations in this Section 9(c) do not extend to, and CRA shall have no liability to indemnify for claims, the extent that such claims are based on or relate to the underlying AGL System as provided by Agilivant under this Agreement.  For claims subject to indemnification under this section, Agilivant shall give CRA prompt written notice of receiving notice of such claim, allow CRA to control the defense and settlement of such claim, refrain from entering into any settlement or compromise of such claim without Agilivant's consent and provide CRA reasonable cooperation in the defense of the claim. For such indemnification claims under this subsection, CRA will pay any damages and costs assessed against Agilivant (or payable by Agilivant pursuant to a settlement agreement) in connection with the proceeding.
d.     LIMITATION OF LIABILITY.   IN NO EVENT WILL AGILIVANT BE LIABLE TO THE CRA PARTIES, OR THE CRA PARTIES LIABLE TO AGILIVANT, FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, STATUTORY, PUNITIVE, INDIRECT OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ANY LOST PROFITS AND LOST SAVINGS, HOWEVER CAUSED, WHETHER FOR BREACH OR REPUDIATION OF CONTRACT, TORT, BREACH OF WARRANTY, NEGLIGENCE, OR OTHERWISE, WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.  THE FOREGOING LIMITATION SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, EACH PARTY'S  TOTAL LIABILITY TO THE OTHER PARTIES ARISING FROM OR IN RELATION TO THIS AGREEMENT OR THE AGL SYSTEM, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE SHALL BE LIMITED TO THE TOTAL AMOUNT PAID BY CRA TO AGILIVANT UNDER SECTION 5 OF THIS AGREEMENT.

10.     Confidentiality.
a.     Definition.  "Confidential Information" means any information that is treated as confidential by either party (the "Disclosing Party"), including trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, pricing and marketing, and financial and product information, regardless of whether such information was intentionally or unintentionally disclosed or marked as "confidential" or "proprietary" by the Disclosing Party, or was otherwise obtained (including by visual inspection) by the other party or any of its representatives (the "Receiving Party").  All notes, analyses, summaries, interpretations and other embodiments, expressions and derivative works of, containing, based on, derived from or otherwise reflecting any Confidential Information, in whole or in part, and prepared by any person, shall themselves constitute the Confidential Information of the Disclosing Party on whose Confidential Information they are based.   In addition, the terms of this Agreement shall be deemed Confidential Information and shall not be disclosed by either party except as permitted in accordance with this Section 10.
b.     Obligations.   Each Receiving Party shall hold all Confidential Information received from the Disclosing Party in strict confidence.  Each party shall only use the other party's Confidential Information for the purposes of performing their respective obligations and exercising their rights under this Agreement or the Services Agreement.  The Receiving Party may only disclose Confidential Information to its employees, agents, consultants, and professional advisors who have a good faith need to know such information for the purposes of this Agreement, provided any such person has contractual or other confidentiality obligations to the Receiving Party which are at least as stringent as the terms of this Agreement.  The Receiving Party shall protect and safeguard the Confidential Information against unauthorized disclosure by procedures no less stringent than those it uses for protecting its own confidential or proprietary information, and in any event by use of no less than a reasonable degree of care.  The terms of this Agreement may not be disclosed by either party to third parties except with the express written permission of the other, or as may be necessary to a party's legal and financial advisors or in connection with securities filings, loans, investments, financing or other financial transactions.
c.     Limitations.  This Agreement imposes no obligation with respect to information that a Receiving Party can establish by legally sufficient evidence (a) was in the possession of, or was known by, the Receiving Party prior to its receipt from the Disclosing Party, without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public without violation of this Agreement; (c) was obtained by the Receiving Party from a third party having the right to disclose it, without an obligation to keep such information confidential; or (d) is independently developed by the Receiving Party without the access or reference to, or use of, Confidential Information of the Disclosing Party.
d.     Prior Agreements.  The provisions of this section will supersede any non-disclosure or similar agreements entered into by and between Agilivant and either of the CRA Parties prior to this Agreement.  As such, the provisions of this Section 10 will govern all Confidential Information disclosed pursuant to the Umbrella Agreement, the CRA License Agreement and any other agreements between Agilivant and either of the CRA Parties.
e.     Survival.  The Confidentiality provisions of this Agreement will continue for a period of five (5) years after the Effective Date of this Agreement.
11.     General.
a.     Relationship.  The relationship between Agilivant and the CRA Parties is that of independent contractors.  Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between Agilivant and the CRA Parties and neither Agilivant nor the CRA Parties shall have authority to contract for or bind the other party in any manner whatsoever.

b.     Notices.  All notices required by this Agreement must be delivered in person or by means evidenced by a delivery receipt to the principal business address of the Party receiving the notice and addressed to the attention of its President, Chief Executive Officer, or other representative authorized to receive legal notices.
c.     Injunctive Relief as Remedy.  The Parties stipulate and agree that a breach of this Agreement may not be compensable by damages at an action at law and that, in the event of such breach, the non-breaching Party shall be entitled to injunctive relief, which may include but shall not be limited to, restraining the breaching Party from engaging in any activity that would constitute a breach of this Agreement.
d.     Jurisdiction; Governing Law.  All legal proceedings concerning the interpretation and enforcement of the transactions contemplated by this Agreement, whether brought against a party hereto or its respective affiliates, governors, managers, members, employees, or agents, will be commenced exclusively in the state and federal courts sitting in the state of Washington, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts.  All actions related to this Agreement will be governed by laws of the state of Washington and controlling U.S. federal law.
e.     Assignment.  Until the third anniversary of the Effective Date, CRA shall not assign or otherwise transfer its rights or obligations under this Agreement without Agilivant's prior written consent, which consent will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, CRA and WAIV shall not be required to obtain the consent of Agilivant in order to assign or otherwise transfer this their respective rights and obligations to each other (e.g. CRA assigning its obligations to WAIV or WAIV assigning its obligations to CRA); or (2) in the event of the sale of substantially all of its assets or the portion of its business responsible for performance of this Agreement provided however that the CRA Parties are prohibited from assigning this Agreement in whole or in part to any competitor of Agilivant and any purported assignment in violation of such restriction shall be null and void.  Otherwise, this Agreement shall inure to the benefit of and be binding upon the Parties and their successors and assigns. After the third anniversary of the Effective Date, CRA and WAIV may assign or otherwise transfer their respective rights or obligations under the Agreement without requiring Agilivant's consent.
f.     Binding Effect.  This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.
g.     Waiver.  Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.
h.     Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby, and will be interpreted, to the extent possible, to achieve the purposes as originally expressed in the invalid, illegal or unenforceable provision.

i.     Entire Agreement; Prior Agreements terminated.  This Agreement states the entire agreement of CRA, WAIV and Agilivant relating to its subject matter.   No modification to this Agreement will be binding, unless in writing and signed by a duly authorized representative of each Party.  This Agreement supersedes all prior or contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgement, or other communication between the Parties relating to its subject matter during the term of this Agreement.  Without limitation, the parties agree that the Umbrella Agreement between the Agilivant and WAIV and the CRA License Agreement between Agilivant and CRA are each hereby terminated on the Effective Date of this Agreement and any licensing and use of the AGL System by CRA or WAIV or all terms related thereto shall be governed by this Agreement. In the event of any conflict or inconsistency between this Agreement and any other agreement between the Parties, this Agreement shall supersede.
j.     Counterparts.  This Agreement may be executed in counterparts (including by facsimile or electronic copy), each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.
IN WITNESS WHEREOF, the Parties have each executed this Agreement as of the Effective Date stated above.

AGILIVANT, LLC	CORPORATE RESOURCES
AUSTRALIA LTD ACN 602 763 824

By /s/ Robert Philbin	By /s/ John Fenga
Name: Robert Philbin	Name: John Fenga
Title President	Title: CEO
Date: April 19, 2016

WAIV INTERNATIONAL PTY LTD
ACN 604 585 337

By /s/ Malcolm Ashton
Name: Malcolm Ashton

Title: COO

ADDENDUM A
Support Services Terms and Rates

[to be agreed upon and added]

ADDENDUM B

Additional Revenue Sharing Arrangements.

a)     In accordance with Clause 7 of this agreement the Parties have agreed to share revenue generated from any cooperative arrangements relating to any use by either Party of the other Party's System.

b)     Whilst the Parties have agreed to share revenue on the basis set out in Clause 7 of this Agreement the Parties shall be at liberty to define the terms of such a revenue sharing arrangement at the time such an arrangement is entered into. Such further terms shall in no way invalidate any part of this Agreement.